EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statements of Zoom Telephonics, Inc. on Form S-1 filed by the Registrant on June 11, 2020 (File No. 333-239122) and S-8 filed by the Registrant on April 15, 2020 (File No. 333-237698) of our report dated April 13, 2021, with respect to our audits of the consolidated financial statements of Zoom Telephonics, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, which report is included in this Annual Report on Form 10-K of Zoom Telephonics, Inc. for the year ended December 31, 2020.

/s/ Marcum LLP

Portland, ME
April 13, 2021